Exhibit 99.1

PROXY

                          LOWCOUNTRY SAVINGS BANK, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FOR SPECIAL MEETING OF SHAREHOLDERS
                             _______________, 1997


The undersigned hereby appoints GARY R. LAMBERSON, GORDON L. McCAY and MICHAEL
C. ROBINSON, or any of them, with full power of substitution in each, agents to vote as proxies all Common Stock of the undersigned in Lowcountry Savings Bank, Inc. at the Special Meeting of Shareholders to be held on ______________, 1997, and at any and all adjournments thereof, as follows:

1.  PROPOSAL TO APPROVE PLAN OF MERGER AND REORGANIZATION AGREEMENT.

    RESOLVED, that the Plan of Merger of Lowcountry Savings Bank, Inc. with and into Carolina First Bank and the related Reorganization Agreement by and among Carolina First Corporation, Carolina First Bank, and Lowcountry Savings Bank, Inc., dated as of March 14, 1997 be, and hereby is, approved.

    [  ]  FOR           [  ]  AGAINST          [  ]  ABSTAIN

2. And in the discretion of such agents, upon such matters as may be incidental to conduct of the meeting.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

Please Date, Sign and Mail Your Proxy Card Promptly in the Enclosed Envelope.

Please sign name exactly as shown. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized person, stating such person's title or authority. If a partnership, please sign in partnership name by authorized person.


Dated: __________________, 1997           __________________________

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